Certain Factors to Consider in Connection
                         with Forward-Looking Statements

                                   March 2001


         From time to time, Centennial Bancorp ("Bancorp," "we," "us" or "our") and our representatives may make forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995 (the "Act")) regarding, among other things, expected future revenues or earnings, projections, plans, future performance and other estimates relating to us. Forward-looking statements may be included in our reports filed under the Securities Exchange Act of 1934, as amended, in press releases or in oral statements made with the approval of an authorized executive officer or director of Bancorp.

         We invoke to the fullest extent possible the protection of the Act and the judicially created "bespeaks caution" doctrine with respect to such statements. Accordingly, we are filing this Exhibit 99.1, which lists certain factors that may cause our actual results to differ materially from the results indicated in our forward-looking statements.

         The following list is not necessarily exhaustive. Bancorp and our subsidiaries, Centennial Bank and Centennial Mortgage Co., operate in a rapidly changing environment, and new risk factors emerge periodically. There can be no assurance that this Exhibit lists all material risks to us at any specific time.

         Our actual results may differ materially from those described in our forward-looking statements as a result of various factors, including those listed below. Readers are cautioned not to unduly rely on any forward-looking statement, which speaks only as of the date on which it is made. We do not intend to update our forward-looking statements.

CHANGES IN INTEREST RATES OR GENERAL ECONOMIC CONDITIONS COULD REDUCE OUR
PROFITS

         Our results of operations and those of our subsidiaries may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates or changes in the monetary and fiscal policies of the federal government. Our profitability depends on the difference between the amount of interest we earn on investments and loans, and the amount of interest we pay on deposits and other liabilities. This difference is referred to as interest rate spread. Any decline in the economy in our market areas could have an adverse effect on us. Like most financial institutions, our net interest spread and margin will be affected by general economic conditions and other factors that influence interest rates. Our assets and liabilities will be affected differently by a given change in interest rates. For example, an increase or decrease in rates, the terms of our loans, or the mix of adjustable- and fixed-rate loans in our portfolio could have a positive or negative effect on our net income, capital and liquidity. A change in market interest rates can also have a significant impact on our ability to grow. Changes in rates may encourage depositors to withdraw deposit account funds to invest in other alternatives, which may limit the funds available to us for


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making loans. Additionally, changes in rates could discourage businesses and customers from seeking new loans or could encourage them to pay off existing loans with us through a refinancing with another financial institution. We cannot predict or control changes in interest rates. Negative developments in the economy, or our inability to respond to such changes, could adversely affect Bancorp and our subsidiaries.

         Most of the loans originated by Centennial Bank are made to borrowers within the greater Portland and the Eugene/Springfield, Oregon areas. The bank also has branch offices in Vancouver, Washington and Salem, Oregon. Adverse changes in economic conditions in the Portland/Vancouver or Eugene/Springfield areas could impair our ability to collect loans and could otherwise have a negative effect on our financial condition.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY

         We intend to continue to pursue an aggressive growth strategy focused primarily upon our ability to develop new account relationships, to establish new Centennial Bank branches in Oregon and Washington, to make acquisitions, and to generate loans and deposits. The success of our growth strategy will depend on our ability to manage applicable risks, control costs and provide competitive products and services while expanding our geographic presence by branching or acquiring other banks or branches of banks. There can be no assurance that we will be successful in increasing our volume of loans and deposits at acceptable risk levels and upon acceptable terms, expanding our asset base, managing the costs and implementation risks associated with our growth strategy, integrating any acquired institutions or branches or preventing deposit erosion at acquired institutions or branches. Also, there can be no assurance that our expansion plans, when implemented, will be profitable. Acquisitions and branching by Bancorp will be subject to regulatory approvals, and there can be no assurance that we will succeed in securing such approvals. Our ability to pursue our growth strategy may also be adversely affected by general economic conditions.

         As part of our overall growth strategy, we from time to time consider acquiring other banks. Any acquisition by Bancorp would create risks and uncertainties, including the possible issuance of additional shares of common stock to pay for such acquisition, which issuance may result in dilution to our current shareholders, the diversion of management's attention to acquisition negotiations and, if an acquisition is consummated, our ability to effectively assimilate the acquired bank and branches.

         The banking industry generally has seen a trend toward the automation of delivery of banking services, a reduction in the number of full-service branch offices and a de-emphasis on personal service. This trend appears to be the result of efforts by banks to reduce costs and increase efficiency. While we seek to improve our capacity to use technological innovations, our growth strategy is based more on the belief that customer demand for personal contact and strategically placed branch offices will continue for the foreseeable future. Thus, we continue to expand our branch network and the availability to customers of well-trained and highly motivated personnel at a time when many banks are consolidating their branch networks and automating customer responses. There can be no assurance that our strategy will be successful or that technological advances by our competitors will not result in our loss of customer


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relationships. As a result of our strategy, certain of our costs for providing banking services may be higher than those of many of our competitors for the foreseeable future.

         Bancorp's growth strategy requires, among other things, expanded operational systems, the implementation of new control procedures, and success in hiring and retaining skilled employees. We believe that our capital, borrowings and expected earnings will be sufficient to support our operations and anticipated expansion and to meet all regulatory requirements for the foreseeable future. There can be no assurance that we will be successful in implementing, or will have the necessary regulatory capital to implement, our growth strategy.

OUR CUSTOMERS MAY NOT REPAY THEIR LOANS

         The risk of borrowers not paying their loans is inherent in commercial banking. Loan defaults may have a material adverse effect on our earnings and overall financial condition. The risk of loss is affected by general economic conditions, the type of loan, the borrower's overall ability to repay the loan, and the quality of the collateral, if any, provided to us to secure the loan. We offer a full range of loans to our customers. Some types of loans carry a greater risk of default than other loans.

         Bancorp's loan portfolio consists primarily of commercial loans (not secured by real estate), real estate construction loans and real estate mortgage loans (including commercial loans secured by real estate). Commercial loans that are secured by property other than real estate generally are considered to involve a higher degree of risk than loans secured by real estate, primarily because the non-real-estate collateral may be difficult to repossess and liquidate. We focus on small- to medium-sized businesses. This results in a larger concentration by Bancorp of loans to such businesses. As a result, we may assume greater lending risks than institutions that tend to make loans to larger businesses or institutions that make loans primarily to consumers. Because payment of commercial loans is typically dependent on the success of the borrower's business, commercial loans are affected more by adverse general economic conditions than real estate loans.

         Construction lending also is subject to substantial risks. It is generally considered to involve a higher degree of risk than long-term financing on improved, occupied real estate. The risk of loss on construction loans depends largely on the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, we may have to advance funds beyond the amount we originally committed to permit completion of the project and to protect our security position. We may also be confronted, at or prior to maturity of the loan, with a project of insufficient value to ensure full repayment, particularly if the demand for the type of property being built decreases during the construction period. In addition, if the borrower is unable to obtain permanent financing in a timely manner, the borrower may not be able to repay the construction loan.

WE MAY NOT ADEQUATELY ALLOW FOR LOAN LOSSES

         Our allowance for loan losses is maintained at a level we consider adequate to absorb anticipated losses. The amount of future losses, however, may be affected by changes in


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economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and future losses may exceed our current estimates. There can be no assurance that our allowance will be adequate to cover our actual losses.

WE MAY BE LIABLE IF CENTENNIAL BANK IS UNDERCAPITALIZED

         Under federal law, a bank holding company may be required to guarantee a capital plan filed by an undercapitalized bank subsidiary with its primary regulator. If the bank defaults under the plan, the holding company may be required to contribute to the capital of the bank an amount equal to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount necessary for the bank to be considered "adequately capitalized." We are the sole shareholder of Centennial Bank.

WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN OUR MARKETS

         The banking and mortgage lending businesses in Oregon and Washington are highly competitive. We compete for loans and deposits with other commercial banks, savings banks, savings and loan associations, finance companies, money market funds, brokerage firms, credit unions and other nonfinancial institutions. Many of these competitors have substantially greater resources than Bancorp. Many of our competitors have substantially larger lending limits than we do and offer certain services, including trust and international banking services, that we do not provide. The larger institutions in our markets have competitive advantages over us in that they have higher public visibility and are able to maintain advertising and marketing activities on a much larger scale than we can economically sustain. By law, lending limits are dependent upon the capital of the financial institution, giving larger banks an additional competitive advantage with respect to loan applications that are in excess of Centennial Bank's legal lending limits.

         During the past several years, we capitalized on the marketing opportunities created by the consolidation of the banking industry, as the larger institutions were perceived to de-emphasize the small- to medium-size business and professional market, which is our primary focus. Several banks, which focus on the same types of customers as we do, have been formed in our market areas during the last few years. This growing number of community banks and a new emphasis by larger institutions on this market segment has intensified competition.

         In addition, out-of-state banks and bank holding companies headquartered anywhere in the United States are permitted to acquire Oregon state-chartered banks that have been operating for three or more years. Statewide branch banking also is permitted in Oregon and Washington. As a result of such interstate banking and branch banking, Centennial Bank and Centennial Mortgage may experience increased competition in their market areas.

         In addition, the Gramm-Leach-Bliley Act, enacted in November 1999 (the "GLB Act"), eliminated several barriers to affiliation among providers of financial services and affects the competitive environment in which Bancorp operates in substantial and unpredictable ways. The GLB Act permits certain business combinations between banks, insurance companies, securities firms, and other financial service providers that were not permitted previously. Using the "financial holding company" structure created by the GLB Act, insurance companies and


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securities firms now compete more directly with banks and bank holding companies, and may acquire existing financial institutions. At December 31, 2000, Centennial Bank was "well capitalized," as defined by the regulations. Therefore, we qualify to become a "financial holding company" under the GLB Act, which would permit us to engage in a broader range of financial activities (e.g., insurance underwriting and agency services, investment banking and underwriting activities, dealing or making a market in securities, etc.). Management expects Bank to continue to be "well capitalized" at March 31, 2001. If so, Bancorp's management intends to elect to become an FHC within the next few months. The GLB has increased capitalization among financial institutions. Bancorp cannot predict what further changes in the competitive environment, or what changes in the financial condition of Bancorp, may occur as a direct or indirect result of the GLB Act.

WE MAY NOT BE ABLE TO IMPLEMENT TECHNOLOGICAL IMPROVEMENTS REQUIRED BY OUR CUSTOMERS

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, effective use of technology increases efficiency and enables banks to reduce costs. Our future success will depend in part on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements and highly skilled technical personnel. To be competitive, we may need to spend significant amounts on computer hardware and software, and for technical personnel. There can be no assurance that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

GOVERNMENT REGULATION MAY LIMIT OUR OPERATIONS AND REDUCE OUR REVENUES OR
PROFITS

         Bancorp and our subsidiaries, particularly Centennial Bank, are subject to extensive federal and state legislation, regulation and supervision. These and other restrictions limit the manner in which we may conduct our businesses and obtain financing. These laws are intended primarily to protect depositors and are not for the benefit of shareholders. In addition, the burdens and restrictions imposed by federal and state banking regulations may place Centennial Bank at a competitive disadvantage compared to competitors who are less regulated.

         Legislation and regulations have had and will continue to have a significant impact on the banking industry. Several regulatory agencies and state legislatures are in the process of responding to changes required or suggested by the GLB Act, which was enacted in November 1999. We cannot determine the ultimate effect that the GLB Act, or the regulations implemented and the legislation enacted as a result of that act, will have on our operating structure, financial condition or results of operations.

         Some legislative and regulatory changes may increase our costs of doing business, assist competitors or otherwise adversely affect our operations. We are unable to predict the nature or extent of the effects on our business and earnings that any fiscal or monetary policies, or new federal or state legislation or regulations, may have in the future.


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WE ARE REGULARLY INVOLVED IN LEGAL PROCEEDINGS

         Periodically, and in the ordinary course of business, various claims and lawsuits are brought by and against us and our subsidiaries, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real estate loans and other issues incident to our business.


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